EXHIBIT 10.9

DYNATRACE, INC.
AMENDED AND RESTATED NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
The purpose of this Amended and Restated Non-Employee Director Compensation Policy (this “Policy”) of Dynatrace, Inc., a Delaware corporation (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries (“Outside Directors”). In furtherance of the purpose stated above, all Outside Directors shall be paid compensation for services provided to the Company as set forth below:
I.Cash Retainers
(a)Annual Retainer for Board Membership: $40,000 for general availability and participation in meetings and conference calls of the Board of Directors. No additional compensation for attending individual Board meetings.
(b)Annual Retainer for Board Chairperson: $80,000
(c)Additional Annual Retainers for Committee Membership:
    Audit Committee Chairperson: $25,000
    Audit Committee member: $12,500
    Compensation Committee Chairperson: $20,000
    Compensation Committee member: $10,000
    Cybersecurity Committee Chairperson: $12,000
    Cybersecurity Committee member: $6,000
    Nominating and Corporate Governance Committee Chairperson: $12,000
    Nominating and Corporate Governance Committee member: $6,000
(d)Payment Timing. As of the date of this Policy, cash retainers are paid in equal quarterly installments near the start of each fiscal quarter. Beginning the fiscal quarter that starts on January 1, 2027, cash retainers will be paid in equal quarterly installments in arrears as soon as reasonably practicable following the end of each fiscal quarter. Notwithstanding the foregoing, an Outside Director may elect to defer all or part of their cash retainer under the terms of, and in accordance with, the Dynatrace Deferred Compensation Plan if they are eligible to participate in such plan.
(e)Prorated Cash Retainers. If an Outside Director does not serve as an Outside Director (or the applicable positions described in Sections 1(b) and 1(c) for an entire fiscal quarter, then such Outside Director will receive a prorated portion of the cash retainer applicable for the fiscal quarter.

II.Equity Retainers
All grants of equity retainer awards to Outside Directors pursuant to this Policy will be automatic and nondiscretionary and will be made in accordance with the following provisions:
(a)Value. For purposes of this Policy, “Value” means with respect to any award of restricted stock units (“RSUs”), the product of (i) the closing market price on the New York Stock Exchange (or such other market on which the Company’s common stock is then principally listed) of one share of the Company’s common stock on the effective date of grant, or if no closing price is reported for such date, the closing price on the next immediately following date for which a closing price is reported; and (ii) the aggregate number of units pursuant to such award, rounded up to the nearest whole unit; provided that, to the extent it determines necessary or advisable, the Compensation Committee may utilize a different methodology.
(b)Revisions. The Compensation Committee in its discretion may change and otherwise revise the terms of awards to be granted under this Policy, including, without limitation, the number of shares subject thereto, for awards of the same or different type granted on or after the date the Compensation Committee determines to make any such change or revision.
(c)Sale Event Acceleration. In the event of a Sale Event (as defined in the Company’s 2019 Equity Incentive Plan (the “2019 Plan”)), the equity retainer awards granted to Outside Directors pursuant to this Policy shall become 100% vested and exercisable.
(d)Initial Grant. Upon initial election or appointment to the Board of Directors, each new Outside Director will receive an initial, one-time award of RSUs with a Value of $460,000 (the “Initial Grant”); provided that, if the Board deems it appropriate in light of the proximity of the Initial Grant to the anticipated date of the next Annual Meeting of Stockholders (the “Annual Meeting”), the Board of Directors may prorate such Initial Grant, and (i) 25% of the Initial Grant will become vested on the one year anniversary of such Initial Grant; and (ii) the balance of the Initial Grant will vest ratably in a series of 12 equal quarterly installments; provided, however, that all vesting ceases if the director resigns from the Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation of vesting.
(e)Annual Grant. On the date of the Annual Meeting, each Outside Director who will continue as a member of the Board of Directors following such Annual Meeting will receive an RSU award on the date of such Annual Meeting with a Value of $230,000 that vests in full on the earlier of the one-year anniversary of the grant date or the next Annual Meeting; provided that, if the Board deems it appropriate in light of the proximity of the Initial Grant to the anticipated date of the next Annual Meeting, the Board of Directors may prorate such Annual Grant; and provided, however, that all vesting ceases if the director resigns from the Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation of vesting.
III.Expenses
The Company will reimburse all reasonable out-of-pocket expenses incurred by Outside Directors in connection with their service to the Company, including, without limitation, attending meetings of the Board of Directors or any Committee thereof and expenses related to attending director education programs.

IV.Maximum Annual Compensation
The aggregate amount of compensation, including both equity compensation and cash compensation, paid to any Outside Director in a calendar year period shall not exceed $750,000 (or such other limit as may be set forth in Section 3(b) of the 2019 Plan or any similar provision of a successor plan). For this purpose, the “amount” of equity compensation paid in a calendar year shall be determined based on the grant date fair value thereof, as determined in accordance with ASC 718 or its successor provision, but excluding the impact of estimated forfeitures related to service-based vesting conditions.

Effective Date: April 1, 2026
Adopted: April 28, 2026
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